                                                                Exhibit 10.5

Freeport-McMoRan Copper & Gold Inc.
Executive Services Program
(Replaces the Financial Counseling and Tax Return Preparation and Certification Program)

1.  Purpose. The Freeport-McMoRan Copper & Gold Inc. Executive Services Program (the “Program”) is designed to enable the eligible participants to devote to the business activities of Freeport-McMoRan Copper & Gold Inc. (the “Company”) or its subsidiaries the time and attention that such individual would otherwise have had to devote to their personal planning concerns.

2.  Financial Counseling. The Program contemplates the provision of professional counseling services in the area of personal financial and estate planning by an independent adviser selected by each participant.

3.  Tax Return Preparation and Certification. The Program contemplates the provision of professional assistance, by a public accounting firm selected by the participant, with the preparation and filing of personal income tax returns.

4.  Club Memberships. The Program contemplates the reimbursement of annual social and business club membership fees for Program participants for the primary purpose of facilitating business-related entertaining and networking.

5.  Long-Term Care Insurance. The Program contemplates the reimbursement of all or a portion of the premiums relating to long-term care insurance for Program participants.

6.  Administration. The Program shall be administered by the President and Chief Executive Officer of the Company or his or her designees who shall have full authority to interpret the Program and from time to time adopt rules and regulations for carrying out the Program, subject to such directions as the Corporate Personnel Committee of the Company’s Board of Directors may give, either as general guidelines or in particular cases.

7.  Eligibility for Participation. Participation in the Program shall be offered to the Chairman of the Board, the President and Chief Executive Officer, and the Senior Vice Presidents of the Company, and, in addition to such participants, employees of the Company or any of its subsidiaries who may from time to time be selected by the President and Chief Executive Officer. Participation in the Program is subject to an annual allowance per eligible participant and will generally continue through the year following each participant’s retirement unless otherwise determined by the President and Chief Executive Officer.

8.  General Provisions. The selection of any employee for participation in the Program shall not give such employee any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company and of such subsidiary to dismiss or discharge any such employee is specifically reserved. The benefits provided for employees under the Program shall be in addition to, and in no way preclude, other forms of compensation to or in respect of such employee.

9.  Tax Gross-Up. The amount of fees paid pursuant to the Program for each participant can be grossed-up for Federal, State (where applicable), Social Security and Medicare taxes at the highest marginal tax rate. The Company will pay the taxes directly to the respective agencies on behalf of participants. Each participant’s earnings statement and W-2 will reflect the benefit paid on behalf of the participant under the Program and the associated tax gross-up as earnings. The taxes paid on behalf of the participant will also be shown as withholdings.

10.  Amendment or Termination. The Corporate Personnel Committee may from time to time amend or at any time terminate the Program.